Exhibit 99.1

Release:  April 2, 2025

CPKC and Lanco Group/Mi-Jack sell Panama Canal Railway Company to APM Terminals

Calgary – Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) today said CPKC and the Lanco Group/Mi-Jack have sold the Panama Canal Railway Company (PCRC) to APM Terminals, a global terminal operator and an independent division of A.P. Moller - Maersk.

PCRC provides ocean-to-ocean freight and passenger services along the Panama Canal and has been a 50/50 joint venture between CPKC subsidiary Kansas City Southern and Lanco Group/Mi-Jack since its formation in 1998. In 2024, the PCRC generated revenue of US$77 million and EBITDA of US$36 million.

“We are pleased to have completed this transaction with APM Terminals, a part of A.P. Moller - Maersk, a key strategic partner of CPKC’s and major customer of the Panama Canal Railway Company,” said Keith Creel, CPKC President and Chief Executive Officer. “The sale of this non-core asset creates value for our shareholders and reflects our commitment to optimize our assets as we focus on growing our core North American rail business through our unrivalled three-nation network connecting Canada, the United States and Mexico.”

“Lanco is very proud to have worked with CPKC and A.P. Moller - Maersk over the past several years,” said Mike Lanigan, Chief Executive Officer of Lanco Group/Mi-Jack. “Keith Creel and his group have been a pleasure to work with and I wish to congratulate APM Terminals on the purchase of the Panama Canal Railway. As we all know, Panama is a major transportation hub, and I am quite confident the container business will continue to grow under the leadership of APM Terminals.”

“PCRC represents an attractive infrastructure investment in the region aligned to our core services of intermodal container movement,” said Keith Svendsen, CEO, APM Terminals. “The company is highly regarded for its operational excellence and will provide a significant opportunity for us to offer a broader range of services to the global shipping customers we serve.”

PCRC was formed when it was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railway located adjacent to the Panama Canal. It is a north-south railway traversing the isthmus of Panama between the Atlantic and Pacific oceans and part of Panama’s logistics network.

APM Terminals has developed and operated advanced container terminals around the world for more than half a century. The company operates in 60 key locations in 33 countries, employing approximately 33,000 people. In the Americas Region, APM Terminals operates 14 terminals in eight countries.

Advisors

BofA Securities, Inc. and Lazard Frères & Co. are serving as financial advisors to PCRC, CPKC, and Lanco Group/Mi-Jack, and Sullivan & Cromwell LLP is serving as legal counsel.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC.

Contacts:

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Chris De Bruyn

403-319-3591

investor@cpkcr.com